EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is entered into as of April 10, 2015 by and among each of the individuals set forth in Exhibit A attached hereto (each, a “Seller” and, collectively, the “Sellers”) and represented by Greg Gamet (“Representative”), Dank Bottles, a Colorado LLC (the “Company”), and Kush Bottles, a Nevada corporation (the “Buyer”) (collectively the “Parties).

Introduction

The Sellers own all of the issued and outstanding membership interests of the Company (the “Purchased Interests”).  The Sellers wish to sell, and the Buyer wishes to buy, all of the Purchased Interests on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale.  Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Purchased Interests.

1.2 Purchase Price

(a) Except where the context clearly requires to the contrary:  (i) each reference in this Agreement to a designated “Section,” “Article,” “Schedule,” or “Exhibit,” is to the corresponding Section, Article, Schedule, or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) “including” shall mean “including, without limitation”; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect as of the date of this Agreement; (vi) references to “$” or “dollars” shall mean the lawful currency of the United States; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof) and references to specific portions or sections of any statute or regulation shall also be deemed a reference to any successor provisions; (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (ix) references to “days” shall mean calendar days; references to “business days” shall mean any day other than Saturday, Sunday or any day on which commercial banks in Los Angeles, California are authorized to close; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in Los Angeles, California; and (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

(b)  After complete execution of this Agreement by the Parties and no later than April 10, 2015 (“Closing”), the Buyer shall make the following payments by wire transfer as specified by Representative in writing to Buyer of immediately available funds to the following individual Sellers, Greg Gamet, Justin Jones, and Bryan Sullivan, in accordance with each these Seller’s specified pro rata share as set forth in Exhibit A (“Pro Rata Share”);

(i) $100,000; and

(ii) The amount of cash as specified in Exhibit B attached hereto;

(iii)
3,500,000 common shares of Buyer’s stock; After complete execution of this Agreement by the Parties and no later than the Closing, Buyer shall authorize the issuance of 3,500,000 common shares of Buyer's stock to the following individual Sellers, Greg Gamet, Justin Jones, Bryan Sullivan, and Frank Falconer, in accordance with each of these Seller's specified Pro Rata Share.

(c)          Subsequent to the Closing, the Buyer shall pay $100,000 pursuant to the schedule and in the amounts set forth in Exhibit A (“Post Closing Payments”) attached hereto, to the following individual Sellers, Greg Gamet, Justin Jones, and Bryan Sullivan, payable in accordance with each of the Seller’s specified Pro Rata Share.

(d)          Each of the Sellers fully understands and acknowledges that the cash payments will be split among only the three of them specified above in section 1.2(b) and 1.2(c) and only the common shares will be split among each of them as specified above section 1.2(b)(iii).

1.3 Transaction Expenses.  The fees and expenses incurred by the Buyer, Sellers and or, the Company shall be split equally between the Parties.

1.4 Cash Withdrawal. Subject to the terms and conditions of this Agreement between the date hereof, through and including the Closing, the Company shall have the right to distribute any portion of its cash and cash equivalents from time to time to the Sellers provided that, through the Closing, the Sellers shall cause the Company to retain an amount in cash sufficient to cover any issued, but uncleared checks and checks in transit and sufficient to ensure adequate working capital to maintain the business operations of the Company. Any distributions shall be included in Exhibit B.

1.5 Revisions to Exhibit B

(a) Within 90 days after Closing , the Buyer may, at its option, deliver to the Representative its written objections (“Buyer’s Objections”) to any items in Exhibit B, specifying in reasonable detail the basis for such objection(s) and setting forth the Buyer’s proposed revisions

(b) If the Representative delivers written notice (the “Disputed Items Notice”) to the Buyer within ten (10) after receipt by the Representative of the Buyer’s Objections, stating that the Representative disputes any items in the Buyer’s Objections (“Disputed Items”), specifying in reasonable detail the basis for such dispute and setting forth the Representative’s proposed modification to the Buyer’s Objections, the Buyer and the Representative shall use their commercially reasonable efforts to resolve and finally determine and agree upon any revisions to Exhibit B within five (5) business days of receipt of the Disputed Items Notice.  The Disputed Items Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with (and the Independent Accountant, if any, shall be deemed to be bound by) all other items and amounts contained Exhibit B.

(c) If the Representative and the Buyer are unable to agree upon Exhibit B within the five (5) business days specified above, the Representative and the Buyer will select an accounting firm of nationally recognized standing, which shall in all cases be independent from the Parties hereto (the “Independent Accountant”), to resolve the Disputed Items. The Independent Accountant will (i) resolve the Disputed Items and (ii) make a determination of any revisions to Exhibit B  In making a determination on the Disputed Items, the Independent Accountant shall consider only those items or amounts in Exhibit B to which the Representative has disagreed in the Disputed Items Notice and the Independent Accountant’s determination with respect to each Disputed Item shall not be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular Disputed Item in Exhibit B or in the Buyer’s Objections. If the Buyer and the Representative are unable to agree upon the selection of the Independent Accountant, each party shall select their respective Independent Accountant and the determination of each accountant on each item shall be added together and then divided by two for the final and binding figure as to that item. In the event of two accountants, each accountant shall comply with all other terms specified in this clause. The determination of the Independent Accountant(s) will be made within forty five (45) days after being selected.  Such determination shall be final and binding upon the Buyer and the Sellers, shall be deemed a final arbitration award that is binding on the Buyer and the Sellers, and none of the Buyer or the Sellers may seek further recourse to courts or other tribunals with respect thereto, other than to enforce such determination.  The fees and expenses of the Independent Accountant(s) shall be allocated to the Buyer, on the one hand, and the Sellers, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant(s).

(d) If the Representative does not deliver the Disputed Item Notice to the Buyer within five (5) days after receipt by the Representative of the Buyer’s Objections, the items objected to in the  Buyer’s Objections will be conclusively presumed to be true and correct in all respects and will be final and binding upon the Parties.

(e) If the revised figures in Exhibit B are less than the cash paid the Sellers by Buyer for the original sum in Exhibit B, the Sellers shall pay to the Buyer an aggregate amount equal to such excess.  Any payment pursuant to this Section 1.5(e) shall be deducted from the schedule of payments to Seller set forth in Exhibit A in an apportioned amount determined according to the number of payments remaining to be made pursuant thereto.  In the event that the revised figure(s) for Exhibit B is equal to or less than the original sum paid by Buyer for Exhibit B, no payment shall be made pursuant to this Section 1.5.  Except as set forth in this Section 1.5, the Buyer shall have no right to make any claim against any Seller in respect of Exhibit B and, without limiting the generality of the foregoing, no adjustment to Exhibit B pursuant to this Section 1.5 shall be considered a breach of any representation, warranty or other provision of this Agreement.

(f) The Parties and their accountants, lawyers and other representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the relevant books and records of the Company and to any personnel of the Company reasonably requested by such persons, in each case in connection with the final determination of Exhibit B or any dispute relating thereto.

1.5.2 withholding.  The Buyer shall be entitled to deduct and withhold from the cash payments otherwise deliverable to the Sellers under this Agreement, and from any other payments to the Sellers otherwise required pursuant to this Agreement, any amounts the Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local, provincial or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Sellers in respect of which such deduction and withholding was made.

1.5.3 Allocation of Purchase Price.  The Parties intend that the purchase of the membership interests, shall, with respect to Buyer, be treated as a part sale part contribution of all of the assets of the Company for Tax purposes in accordance with Rev. Rul. 99-6 and Section 721 of the Code;  As promptly as practicable but no more than  sixty (60) days after Closing, Buyer shall prepare a schedule allocating the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) and deliver such schedule to Representative.  Representative shall then have not more than 30 days to notify Buyer in writing of Representative’s acceptance and adoption of the allocation schedule for its Tax Returns or specify the nature of any reasonable objections Representative may have.  Buyer and Representative shall attempt in good faith to resolve any such Representative objections to Buyer’s allocation schedule.  Any issues with respect to the allocation that have not been finally resolved within 120 days following the Closing shall be referred to a nationally recognized firm of independent public accountants to which Representative and Buyer mutually agree, whose determination shall be final and binding upon the Parties.  Any modification or adjustment to the Purchase Price shall be allocated among the assets of the Company in accordance with Section 1060 of the Code. Any costs incurred for the services of such firm shall be split equally between Buyer and Sellers. No party shall be responsible for the other party’s tax liability incurred as a result of the allocation of the purchase price.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

CONCERNING THE SELLERS

Each Seller hereby, severally and not jointly, represents and warrants to the Buyer that each of the statements contained in this Article 2, with respect to himself or herself, when read together with and qualified by the Disclosure Schedule delivered by the Sellers to the Buyer in connection with and prior to the execution of this Agreement (the “Disclosure Schedule”) is true and correct as of the date hereof.

2.1 Title. Each Seller owns, and has good title to, the Purchased Interests and his Pro Rata Share of the purchase price that such Seller is entitled to.  At the Closing, such Seller will transfer his or her Purchased Interests to the Buyer free and clear of all Liens, other than restrictions under applicable securities laws.  Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own such Purchased Interests, free and clear of all Liens, other than restrictions imposed under applicable securities law.

2.2 Power and Authority.  Such Seller has the requisite capacity and/or power and authority to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby.

2.3 No-Conflict.  Such Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby will not result in any violation of, be in conflict with or constitute a default under any law, statute, regulation, rule, ordinance, contract, agreement or instrument, judgment, decree or order to which such Seller is a party or by which such Seller or his or her assets is bound.

2.4 Consents and Approvals.  No consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of such Seller to permit such Seller to fulfill all of such Seller’s obligations under this Agreement and the other agreements, instruments and documents of such Seller contemplated hereby.

2.5 Validity and Enforceability.  Assuming the valid execution and delivery by the other Parties hereto and thereto, this Agreement is, and each of the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby will be when executed and delivered by such Seller, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

The Sellers and the Company represent and warrant to the Buyer that each of the statements contained in this Article 3 when read together with and qualified by the Disclosure Schedule is true and correct as of the date hereof.

3.1 Organization, Power and Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  The Company has all necessary power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof.  The copies of the organizational documents of the Company, each as amended through the date hereof (the “Company Charter Documents”), that have been made available to the Buyer by the Company are complete and correct copies thereof.

3.2 Power and Authority.  The Company has all necessary power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents to be executed and delivered by the Company as contemplated hereby.

3.3 Company Assets. The Company owns the assets listed in Exhibit B attached hereto  free and clear of all liens and encumbrances or other rights or interest thereto of third Parties and any breaches of contract or agreements

3.4 Validity and Enforceability.  Assuming the valid execution and delivery by the other Parties hereto and thereto, this Agreement is, and each of the other agreements, instruments and documents to be executed and delivered by the Company as contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

3.5 Subsidiaries.  The Company has no subsidiaries and does not own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.

3.6 Foreign Qualifications.  There are no other jurisdictions in which the Company is required to qualify to do business as a foreign entity.

3.7 Capitalization. The Company's outstanding equity interests are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue any equity securities.  There are no agreements, written or oral, to which the Company or any of its members is a party relating to the acquisition, disposition, voting or registration under applicable securities laws of any equity security of the Company.  There are no outstanding or authorized equity appreciation, phantom equity or other similar rights with respect to the Company.

3.8 Financial Statements.  (a) The Sellers have delivered to the Buyer (i) an unaudited balance sheet of the Company as of each of December 31, 2014, and unaudited statements of income, members’ equity and cash flows for the year then ended, and (ii) an unaudited balance sheet of the Company (the “Balance Sheet”) as of March 31, 2015 (the “Balance Sheet Date”) and an unaudited statement of income for the period then ended.  Such financial statements and the notes thereto, if any, fairly present, in all material respects, the financial condition of the Company for the periods then ended, and were prepared in accordance with the books and records of the Company in conformity with GAAP (or in the case of unaudited financial statements for the omission of footnotes and subject to year-end adjustments).

(b) Each accrual reflected on the Balance Sheet is adequate to meet the liability underlying such accrual.  All accounts receivable of the Company reflected on the Balance Sheet or existing at the time of Closing represent amounts or will represent amounts due for services performed or goods sold in the ordinary course of business and properly reflect the amounts due.  All accounts payable of the Company reflected in the Balance Sheet or existing at the time of the Closing represent or will represent amounts owed for services or goods received by the Company in the ordinary course of business and properly reflect the amounts due.  The reserve provided for doubtful accounts reflected on the Balance Sheet is adequate given the Company's history and current knowledge of the account debtors.

(c)         The Company has no liabilities, contingent or otherwise that are not reflected on the Balance Sheet, other than liabilities arising in the ordinary course of business, which are not material to the Company.  The Company has no outstanding indebtedness.  The Company is not a guarantor or otherwise liable for any liability or obligation or any other person for any matter which relates to or affects the Company or its assets or business.

(d)         All accounts receivable of the Company reflected in the Balance Sheet or existing as of Closing, have been collected or are collectable within 90 days after the date incurred in the amounts at which they were carried on the books of the business.

(e)         All inventories of finished products meet the Company's current specifications and consist of items of a quality and quantity that are saleable in the ordinary course of business as previously and currently conducted by the Company, and all inventories of raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials consist of items of a quality and quantity that are useable in the ordinary course of business as heretofore and currently conducted by the Company and appropriate for their intended use.  The Company is not aware of any adverse condition affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to the Company that are necessary to manufacture, package or label its products or are otherwise used in the Company's business.

3.9 Absence of Certain Changes.  Since the Balance Sheet Date: (a) the Company has conducted its business in all material respects in the ordinary course, (b) no lien, encumbrances or other rights or interest thereto of third Parties and any breaches of contract or agreements has been placed upon any of the Company’s assets, other than Permitted Liens, (c)  no breaches of contracts or agreements exist, (d) the Company has not acquired or disposed of any material assets, except in the ordinary course of business, (e) there has been no damage, destruction or casualty loss (other than those covered by insurance the proceeds of which will be used to replace or repair the subject assets prior to Closing) with respect to any of the assets or properties of the Company, (f) the Company has not cancelled, compromised or waived any material right or claim, (g) the Company has not accelerated, terminated, modified or cancelled any material agreement, contract, lease or license related to the Company's business, and (h) there has been no event or circumstance relating specifically to the Company that has caused or could reasonably be expected to cause a Company Material Adverse Effect.

As used herein, the term “Company Material Adverse Effect” shall mean any event, circumstance, change or condition which has had or reasonably could be expected to have, individually or in the aggregate a material adverse effect on the assets, liabilities, properties, results of operations, financial condition or prospects of the Company, taken as a whole; provided, however, that in no event shall any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred:  (a) any change in any Legal Requirement or GAAP; (b) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack), so long as the Company is not disproportionately affected thereby; (c) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that the Buyer or any of its Affiliates are the prospective owners of the Company; or (d) any change resulting from the compliance by the Company with the terms of, or the taking of any action by the Company contemplated or permitted by, this Agreement.

3.10 Taxes.

(a) The representations and warranties set forth in this Section 3.8 are subject in all respects to the qualifications and disclosures set forth on Schedule 3.8 of the Disclosure Schedule.

(b) For purposes of this Agreement, the following definitions shall apply:

(i) “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date.

(ii) “Pre-Closing Taxes” means any and all Taxes of the Company that are attributable to a Pre-Closing Tax Period, relate to an event or transaction occurring on or before the Closing, or arise out of or result from the transactions contemplated by this Agreement (including any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).

(iii) “Straddle Period” means a tax period that includes, but does not end on, the Closing date.

(iv) “Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including, without limitation, (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital equity, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, unitary or similar group; or (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(v) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

(c) The Company is, and has been since its formation, treated as a partnership for applicable federal state and local income tax purposes within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i) and will continue to be so treated for all periods prior to effectuation of the transactions contemplated hereby.

(d) The Company has made available to the Buyer true and correct copies of the Tax Returns of the Company for the 2014 taxable year to the extent that any such returns have been filed.

(e) The Company has duly and timely filed all Tax Returns that were required to be filed by it and all such Tax Returns are true, correct and complete in all material respects.  The Company has paid when due all Taxes required to be paid by it (whether or not shown or required to be shown to be due on any Tax Return).  The Company does not have any currently effective agreement or waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities.  No power of attorney has been granted by the Company with respect to any Tax matter which is currently in force.  There are no unpaid assessments against the Company of any Taxes for any fiscal period or pending or, to the knowledge of the Company, threatened tax examinations or audits by any foreign, federal, state or local taxing authority.  No governmental authority has given notice to the Company of any intention to assert any deficiency or claim for additional Taxes against the Company.  All Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper governmental entity.  There are no Tax Liens pending or, to the knowledge of the Company, threatened against the Company or its assets or property, other than Permitted Liens.

(f) The Company has never been a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return.  The Company has no liability for Taxes of any Person (other than itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(h) No withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement.

(i) The Company has never been a party to a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(j) The Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters (other than written agreements with lessors, vendors, and the like entered into in the ordinary course of business);

(k)  No ruling with respect to Taxes has been requested by or on behalf of the Company;

(l)  There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

(m) The Company has never had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country

(n) Each "nonqualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company since January 1, 2005 has been operated since that date in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other Internal Revenue Service guidance issued with respect thereto, to the extent applicable to such plan.  No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004.

(o) Each "nonqualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company since January 1, 2010 has been operated since that date in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other Internal Revenue Service guidance issued with respect thereto, to the extent applicable to such plan.  No deferred compensation plan existing prior to January 1, 2010, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time.

3.11 Personal Property.  The Company has valid title to or a valid leasehold, license or other similar interest in all tangible personal property, free and clear of all Liens, except for Permitted Liens, used by the Company in its business.  The equipment and other tangible operating assets of the Company, taken as a whole, are in adequate condition to conduct the business of the Company as the same is conducted on the date hereof, normal wear and tear excepted.

As used herein, “Permitted Liens” means (a)  materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’, and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens for amounts which are not yet due and payable, (b) Liens for Taxes not yet due and payable, or being contested in good faith, (c) purchase money Liens incurred in the ordinary course of business, or (d) Liens created as a result of any action taken by or through the Buyer or any of its Affiliates.

3.12 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.9 of the Disclosure Schedule describes each interest in real property leased by the Company, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased.  The Company enjoys peaceful and quiet possession of its leased premises, is not in breach of its lease and has not received any written notice from any landlord asserting the existence of a default under any such lease or been informed in writing that the lessor under any such lease has taken action or, to the knowledge of the Company, threatened to terminate the lease before the expiration date specified in the lease.  Each lease of real property is legal, valid, binding, enforceable and in full force and effect, and has not been amended from the version provided to the Buyer.  No security deposit or portion thereof deposited with respect to any real property lease has been applied with respect of a breach or default under such lease which has not been redeposited in full.  The Company has not subleased, licensed or otherwise granted to any person or entity the right to use or occupy any of the leased real property or any portion thereof.  Except as shown on Schedule 3.9 of the Disclosure Schedule, the transactions contemplated by this Agreement will not be the basis for any lessor to terminate its lease prior to the expiration date of the lease.

3.13 Intellectual Property.

(a) As used herein “Intellectual Property” means all (i) patents, provisional patents, patent applications, continuations, continuations in part, extensions and patent disclosures, (ii) trademarks and service marks (registered and unregistered), (iii) trade dress, trade names and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) Uniform Resource Locators (a.k.a. “URLs” or “domain names”).  As used herein “Company Intellectual Property” means Intellectual Property owned by the Company.

(b) Schedule 3.10 of the Disclosure Schedule contains a list of all Company Intellectual Property included in clauses (i), (ii), (iv) and (vii) of the definition of Intellectual Property.  The Company has paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property.

(c) Schedule 3.10 of the Disclosure Schedule contains a list of all Intellectual Property licensed to the Company by any third party that is used in the Company's business, excluding "off-the-shelf" or "shrink wrap" products licensed to the Company which are licensed in the ordinary course of business and as to which the Company has adequate site, user or other applicable licenses (collectively "the IP Licenses").

(d) Schedule 3.10 of the Disclosure Schedule also contains a description of all material licenses granted by the Company to any third party with respect to any Company Intellectual Property.

(e) (i) The Company is not infringing or otherwise violating any Intellectual Property of any other Person and it is in material compliance with the terms of any license related to Intellectual Property licensed to the Company and (ii) to the Company's Knowledge, no third party is infringing on any Company Intellectual Property.

(f) The Company has taken reasonable steps to protect its rights in, and (to the extent confidential) the confidentiality of, the material Company Intellectual Property or provided by any other Person to the Company.

3.14 Material Contracts.  Set forth on Schedule 3.11 of the Disclosure Schedule is a list of all Material Contracts of the Company, showing the Parties thereto.  Each Material Contract is in full force and effect and the Company, and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by them thereunder.  The Company is not in default under any material provision of any Material Contract.  To the knowledge of the Company, no third party is in default under any material provision of any Material Contract.

As used herein, the term “Material Contract” shall mean each written contract or agreement to which the Company is a party involving (i) aggregate consideration payable to or by the Company of $20,000 or more other than those contracts or agreements which will be terminated at or prior to the Closing or are terminable by notice of not more than thirty (30) days without material liability to the Company), (ii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise relating directly or indirectly to the Company, its current or historic business which contain any obligation of the Company which will continue after the Closing, (iii) any mortgages, indentures, loans, security agreements or other instruments relating to the borrowing of money by the Company or under which any party has imposed or may, with notice or the lapse of time impose, a lien on any of the Company's assets, (iv) any distribution, joint marketing, development, partnership or joint venture agreement of the business of the Company, (v) any employment agreement, noncompetition, non-solicitation or other agreement with any employee of the Company (vi) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business or to compete with any person, (vii) any agreement that provides for the payment or receipt by the Company of an ongoing license fee or royalty payment, (viii) any agreement or lease under which the Company is a lessee of or holds or operates any personal property owned by any other party that is used in the Company's business, (ix) any agreement involving a commitment to make capital expenditures, (x) any agreement related to hazardous waste disposal, solid waste disposal, waste water management, investigation of environmental matters, environmental remediation or any other material environmental obligation, liability or agreement, or (xi) any other agreement material to the business of the Company, whether or not entered into in the ordinary course of business.

3.15 Litigation.  There is no action, arbitration, litigation, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company.

3.16 No-Conflict; Required Consents and Approvals.  The Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby will not result in any violation of, be in conflict with or constitute a default under the Company Charter Documents, any Material Contract, any Authorization or any Legal Requirement. No consent, order, approval, authorization, declaration or filing with or from any governmental authority or any party to a Material Contract is required on the part of the Company for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company.

3.17 Licenses and Permits.  Schedule 3.12 of the Disclosure Schedule sets forth a list of all licenses, permits and authorizations of governmental authorities held by the Company (except for licenses, permits and authorizations relating to Environmental Laws, as to which Section 3.22 only applies) (collectively, the “Authorizations”).  The Authorizations are in full force and effect, and the transaction contemplated by this Agreement will not affect the existence of such authorizations.  The Company is in material compliance with the Authorizations.  To the knowledge of the Company, no governmental authority has threatened the amendment, suspension or cancellation of any Authorization, except where such threatened suspension or cancellation relates to such items of noncompliance that the Company had previously remedied or will remedy within the applicable cure periods.

3.18 Compliance with Laws.  The Company is in material compliance with all Legal Requirements.  As used herein, the term “Legal Requirements” means, with respect to any person, all foreign, federal, state, and local statutes, laws, ordinances, judgments, decrees, and orders and all governmental rules and regulations applicable to such person.

3.19 Employees and Compensation.  Schedule 3.13 of the Disclosure Schedule sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company to each such officer or employee for the most recent fiscal year.  To the Company's knowledge no employee identified on Schedule 3.13 has any present intention to terminate his or her employment with the Company or is bound by any confidentiality agreement, non-competition agreement or other contract that may reasonably be expected to have an adverse effect on such employee's participation in the Company's business.  The Company has complied in all material respects with all provisions of all Legal Requirements relating to employment and employment practices, terms and conditions of employment, wage and hours and similar matters.

3.20 Benefit Plans.

(a) Schedule 3.14 of the Disclosure Schedule sets forth all employee benefit plans, programs, policies, practices, agreements and arrangements (including, but not limited to, all plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained or contributed to by the Company for the benefit of any of its current or former officers, employees, directors or independent contractors, or with respect to which the Company has (or could have) any obligation or liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA) (each, a “Benefit Plan” and collectively, the “Benefit Plans”).  There has been no amendment or announcement (written or oral) by the Company relating to a change in participation or coverage under, any Benefit Plan that could reasonably be expected to materially increase the expense of maintaining such Benefit Plan above the level of expense incurred with respect thereto for the most recent fiscal year included in the financial statements provided pursuant to Section 3.7.  Each Benefit Plan can be terminated by the Company at any time without liability or expense (other than for any benefits accrued thereunder at the time of such termination).  None of the rights of the Company under any Benefit Plan will be impaired in any way by the consummation of the transactions contemplated by this Agreement.

(b) With respect to each Benefit Plan, the Company has made available to the Buyer (to the extent applicable to such Benefit Plan) true and complete copies of:  (i) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) all contracts and agreements (and any amendments thereto) relating to such Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination letter issued by the Internal Revenue Service (the “IRS”) with respect to such Benefit Plan; (vii) all written communications to employees, or to any other Persons (A) in which the provisions of such Benefit Plan, as set forth or described therein, differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (b), or (B) relating to the amendment, creation or termination of such Benefit Plan, or to an increase or decrease in benefits, acceleration of payments or vesting or any other event with respect to such Benefit Plan that could result in liability to the Company; (viii) all correspondence to or from any governmental entity or agency relating to such Benefit Plan; and (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years.

(c) Except as set forth on Schedule 3.17 of the Disclosure Schedule, with respect to each Benefit Plan:  (i) such Benefit Plan is, and at all times since inception has been, maintained, operated, administered and funded in accordance with its terms and all Legal Requirements in all material respects; (ii)  the Company and each other person (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations under or with respect to such Benefit Plan; (iii) all returns, reports, notices, statements and other disclosures relating to such Benefit Plan required to be filed with any governmental authority or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner; (iv) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Balance Sheet; (v) no breach of fiduciary duty has occurred with respect to any Benefit Plan(vi) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 or 407 of ERISA) has occurred with respect to such Benefit Plan; and (vii) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Legal Requirement or pursuant to any indemnification or similar agreement, with respect to such Benefit Plan.

(d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust and group annuity contract related thereto is exempt from taxation under Section 501(a) of the Code.  Each such Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan's qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype plan or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.  Nothing has occurred, or is reasonably expected by the Company or any Seller to occur, that could adversely affect the qualification or exemption of any such Benefit Plan or any trust or group annuity contract related thereto.  No such Benefit Plan is a "top-heavy plan," as defined in Section 416 of the Code.

(e) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section  414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

(f) The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code, (b) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (c) an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (d) a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.

(g) Neither the Company nor any Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) life insurance, medical benefits or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, director, agent or independent contractor of the Company after his or her retirement or other termination of service for any reason, except to the extent required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

(h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Benefit Plan, nor is there a basis for any such action, suit or claim.  No Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor or any other government authority.

(i) Schedule 3.18 of the Disclosure Schedule sets forth a complete and accurate list of all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) sponsored or maintained by the Company (or to which the Company is (or was) a party or in which any of their current or former officers, employees, agents, directors or independent contractors participated) at any time.  Each such plan has been operated and administered in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder, to the extent applicable to such plan.  No such plan has been "materially modified" (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation Section 1.409A-6(a)(4)) at any time after October 3, 2004.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting, under any Benefit Plan, (ii) increase the amount of compensation due to any individual or forgive any indebtedness owed by any individual, or (iii) entitle any individual to severance pay, unemployment compensation, retention or transaction bonuses, or any other payment from the Company, Seller or any Benefit Plan.

3.21 Insurance.  The Company is insured under the insurance policies listed on Schedule 3.19 of the Disclosure Schedule.  The Company is in compliance in all material respects with the terms and provisions of such insurance policies.  There are no pending claims under any such insurance policy and no insurer of the Company has ever denied coverage, or provided the Company notice that a defense will be afforded with reservation of rights with respect to any prior claims.  The insurance policies maintained by the Company are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company in the jurisdiction in which the Company operates and are sufficient for compliance with all Legal Requirements and Material Contracts.

3.22 Brokers.  Except as set forth on Schedule 3.20 of the Disclosure Schedule, neither the Sellers nor the Company has engaged any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, and none of them are under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Company.

3.23 Compliance with Environmental Laws.

(a) For purposes of this Agreement, the following definitions shall apply:

(i) “Environment” shall mean soil, surface waters, sediments, groundwaters, land, surface, subsurface strata, ambient air, fish, plant, wildlife, habitat and any other environmental medium or natural resources.

(ii) “Environmental Claim” shall mean any litigation, proceeding, order, claim, demand, directive, summons, notice, cause of action, complaint or citation, relating to Environmental Laws or Hazardous Substances.

(iii) “Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules and ordinances relating to pollution or the protection of the Environment, Hazardous Substances or the discharge of materials into the Environment.

(iv) “Hazardous Substances” shall mean any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including, without limitation, which contains polychlorinated biphenyl, asbestos, or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

(b) The operations of the Company have at all times been and are in material compliance with all applicable Environmental Laws.

(c) The Company has at all times possessed and currently possesses all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company have at all times been and are in compliance with the terms and conditions of such required permits, licenses and authorizations

(d) There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company.

(e) The Company's operations have not resulted in the spill or release of Hazardous Substances into the Environment.  There have been no spills or releases of Hazardous Substances at, from, onto or under any real property leased or operated by the Company.

(f) None of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks; (ii) friable asbestos-containing materials; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or hazardous waste disposal areas.

(g) The Company has not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person related to any Environmental Laws.

(h) The Company has provided Buyer with complete and accurate copies of all environmental assessments and reports that relate to the operations of the Company or any real property leased by the Company.

3.24 Affiliate Transactions.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business, the Company is not a party to any Material Contract or other arrangement with any member, officer, director or Affiliate of the Company.  As used herein, the term “Affiliate” shall have the meaning given to it under Rule 405 promulgated under the Securities Act of 1933, as amended.

3.25 Customers and Suppliers.  To the knowledge of the Company (a) there is no indication and any customer or supplier of the Company intends to terminate or modify its relationship with the Company and (b) the consummation of the transactions contemplated by this Agreement will not adversely affect the post-Closing relationship of the Buyer with any customer or supplier of the Company.  No customer or supplier of the Company has during the last twelve months decreased or limited materially, or threatened to decrease or limit materially, its purchase of the Company's products, or its supply of materials or services to the Company, as the case may be.  Schedule 3.21 of the Disclosure Schedule lists each customer of the Company who accounted for five percent or more of the revenues of the Company at any time during the period from January 1, 2014 through the date hereof, and the dollar and volume amount of each product sold to each such customer during such period.  Schedule 3.21 of the Disclosure Schedule also lists each supplier of the Company who accounted for five percent or more of the expenses of the Company for materials or services purchased during such period and the dollar and volume amount of the materials and services purchased from each such supplier during such period.

3.26 Absence of Questionable Payments. None of the Sellers, the Company, or any Affiliate, director, officer, agent, employee or other person acting on behalf of the Company or any Seller has used, any of the Company's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other person.  The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.  None of the Sellers, the Company, or any Affiliate, officer, director, agent, employee other person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts, or expenditures in connection with the operation of the Company's business.

3.27 Product Warranties; Defects; Liabilities.  Each product manufactured, sold, licensed, leased or delivered by the Company has been in material conformity with all applicable contractual commitments and all expressed and implied warranties.  The Company does not have any liability (and to the knowledge of the Seller, there is no current reasonable basis for any present or future action, suit, preceding, hearing, investigation, charge, complaint or claim against the Company relating to any product giving rise to any liability) for replacement or repair thereof or any damages in connection therewith.  No product manufactured, sold, licensed, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law or to any recall whether initiated due to the action of any governmental authority, private party or otherwise.

3.28 Full Disclosure.  No information furnished by the Sellers or the Company to the Buyer in connection with this Agreement (including, but not limited to, the financial statements and all information in the Disclosure Schedule and the exhibits hereto) or to be furnished prior to the Closing by or on behalf of the Company to the Buyer, is false or misleading in any material respect.  The Company has not made any untrue statement of a material fact or omitted to state and material fact any necessary in order make the statements made or information delivered in or pursuant to this Agreement, including but not limited to the financial statements, the Disclosure Schedule and exhibits hereto not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers that each of the statements contained in this Article 4 is true and correct as of the date hereof.

4.1 Organization, Power and Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof.

4.2 Power and Authority; No-Conflict.  The Buyer has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents to be executed and delivered by the Buyer as contemplated hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Buyer is a party or by which the Buyer or its assets are bound.

4.3 Consents and Approvals.  No consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of the Buyer for or in connection with the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer and the consummation by the Buyer of any of the transactions contemplated herein or therein.

4.4 Validity and Enforceability. Assuming the valid execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and each other agreement, instrument and document of the Buyer contemplated hereby will be when executed and delivered by the Buyer, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

4.5 Brokers.  The Buyer has not engaged any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1 Access to Information; Confidentiality.

(a) The Sellers and the Company shall permit the Buyer and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, books and records of the Company.  Any such access shall be managed by and conducted through those representatives of the Company identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent the disruption of the business of the Company and/or the disclosure of any confidential or legally privileged information.

5.2 Conduct of Business.  Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) or except as otherwise expressly contemplated by this Agreement or as required by any Legal Requirement:

(a) Required Actions.  The Company shall:

(i) maintain its legal existence;

(ii) conduct its business only in the ordinary course; and

(iii) use reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing date with the same force and effect as if such representations and warranties had been made on and as of the Closing.

(b) Prohibited Actions.  The Company shall not do any of the following:

(i) effect any material change to the Company Charter Documents;

(ii) acquire or dispose of any material properties or assets, except in the ordinary course of business;

(iii) incur any indebtedness for borrowed money, other than in the ordinary course of business;

(iv) subject any of its properties or assets to any Lien, other than Permitted Liens;

(v) make any non-cash dividend or distribution on its equity interests or otherwise issue any equity securities in the Company;

(vi) modify or amend in any material respect or cancel or terminate any Material Contract, other than in the ordinary course of business;

(vii) make any material change in its Tax or accounting practices, other than any change required by applicable law or GAAP;

(viii) make any material change to any Tax election or Tax Return, other than any change required by law;

(ix) acquire any business, whether by merger or consolidation, purchase of substantial assets or equity interests or any other manner;

(x) make any material increase in the cash compensation of any employee, other than salary increases and other changes in compensation in the ordinary course of business;

(xi) make any material change to any of the Benefit Plans; or

(xii) commit to do any of the foregoing.

5.3 Exclusivity.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, neither the Company nor any of the Sellers will, directly or indirectly, solicit or negotiate any competing offers for the acquisition of the Company, or the sale of all or substantially all of the assets or business of the Company, or negotiate with respect to any unsolicited offer or indication of interest with respect to any such acquisition or sale.

5.4 Consents and Approvals.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, the Parties shall cooperate and use all reasonable efforts to obtain all third party, governmental and regulatory consents, approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by any Legal Requirement or Material Contract.

5.5 Reasonable Efforts. From the date of this Agreement until the Closing or the earlier termination of this Agreement, the Parties agree to act in good faith and use reasonable efforts to satisfy the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

5.6 Tax Matters.

(a) Tax Indemnification.  Each Seller, severally and not jointly, agrees to indemnify the Buyer and hold it harmless against and in respect of (i) any and all Pre-Closing Taxes and related Losses; (ii) any transfer Taxes described in Section 5.7(f), and (iii) any and all Taxes and related Losses incurred by the Buyer or the Company that arise or result from the failure of the Company or the Sellers to perform any of their covenants or agreements contained in this Section 5.6, in each case, except to the extent such Taxes and related Losses were reflected on Exhibit B and taken into account in the calculation of the purchase price.  Notwithstanding anything to the contrary in this Agreement, Seller’s indemnification obligations under this Section 5.6(a) shall not be subject to the limitations and conditions set forth in Section 7.2(b).

(b) Tax Returns.

(i) The Representative shall prepare or cause to be prepared, and timely file, all Tax Returns required to be filed by the Company, the due date of which (taking account extensions) occurs on or before the Closing Date, and the Sellers shall pay all Taxes due with respect to any such Tax Returns.  Prior to the due date for filing such Tax Returns, the Company shall make available to the Buyer a draft of such Tax Returns as the Company proposes to file.  The Representative shall prepare of cause to be prepared all federal, state, local and foreign income and franchise Tax Returns of the Company for the Pre-Closing Tax Period required to be filed by the Company, the due date of which (taking account extensions) occurs after the Closing Date, and will make available to the Buyer drafts of such returns for its review and approval prior to filing (such approval not to be unreasonably withheld, delayed or conditioned).  The Buyer shall prepare or cause to be prepared, and timely file, all other Tax Returns of the Company for the Pre-Closing Tax Period.  All Tax Returns of the Company for any Pre-Closing Tax Period shall be prepared in a manner consistent with the past practice of the Company, except as required by law.

(ii) For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax attributable to the Pre-Closing Tax Period shall (A) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (B) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to equal to the amount which would be payable if the Pre-Closing Tax Period ended on the Closing date.

(c) Tax Audits.  The Buyer shall promptly notify the Representative in writing with respect of any matter which may give rise to a claim for indemnification against the Sellers pursuant to Section 5.6(a) (each, a "Tax Matter") upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, however, that failure of the Buyer to give Sellers notice as provided herein will not relieve Sellers of their indemnification obligations hereunder, except to the extent that Sellers are prejudiced by the Buyer’s failure to give such prompt notice.  The Representative shall have the right, as to any Tax Matter, if the Representative notifies the Buyer that he or she will defend such Tax Matter within ten (10) days after receipt of such notice and commences the defense of such Tax Matter and the Sellers agree that the Sellers are obligated to indemnify the Buyer with respect to the full amount in dispute in such Tax Matter, (i) to control, in whole or in part, any Tax audit, examination, contest or proceedings, (ii) to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, (iii) to consent to any extension or waiver of the limitations period applicable to any Tax Matter, (iv) to initiate any claim for refund of Taxes related to a Pre-Closing Tax Period, and (v) to amend any Tax Return related to a Pre-Closing Tax Period only upon a final settlement or a Tax Matter, in each case solely to the extent relating to Taxes attributable to a Pre-Closing Tax Period or Taxes otherwise attributable to a Tax Matter; provided, however, Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it can reasonably be expected to adversely affect the Tax liability of the Buyer or any affiliate thereof for any taxable period ending after the Closing without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), and provided further, the Buyer may participate in any such audit, examination, contest or proceedings with counsel of its choice at its own expense.  In the event of a conflict between the provisions of this Section 5.6(d) and Section 7.4, the provisions of this Section 5.6(d) shall control.

(d) Cooperation in Tax Matters.  Each party to this Agreement (a "Party," or collectively, the "Parties") shall provide the other Parties with such assistance as may be reasonably requested by such party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administration contest or proceedings relating to liability for Taxes, and shall provide the other Parties with any available records or information that may be relevant to such Tax Return, audit, examination, contest, proceedings or determination.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.  The party requesting assistance hereunder shall reimburse the other Parties for reasonable out-of-pocket expenses incurred in providing such assistance.

(e) C Election.  The Company and the Sellers shall not make any elections inconsistent with the treatment of the Company as a partnership for federal state or local income tax purposes for periods prior to the effectuation of the transactions contemplated hereby.

(f) Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers (or Representative) will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Buyer will join in any such Tax Returns and other documentation. ]

5.7 Books and Records.  From and after the Closing, the Buyer will cause the Company to maintain a reasonable records retention policy.  After the Closing, the Sellers and their accountants, lawyers and other representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Company for the period prior to the Closing for the preparation of Tax Returns and the defense of litigation related to the Sellers' ownership of the Company.  In the event of any litigation or threatened litigation between the Parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.7 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

5.8 Additional Covenants.

(a) During the period beginning with the Closing date through the fifth anniversary of Closing (the “Restricted Period”), except for employment by, or a consulting relationship with, the Company or one of more of its Affiliates, each Seller agrees not to be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or otherwise be connected with or related to, in any manner, directly or indirectly (including through one or more of such Seller’s Affiliates), any Competitor within the Territory.  Without limiting the foregoing, such Seller shall be deemed to be related to or connected with a Competitor if, among other things, such Competitor is (i) a partnership in which such Seller is a general or limited partner, employee, consultant, advisor or contractor, (ii) a corporation or association of which such Seller is an equity holder, officer, employee, consultant, advisor, contractor or director, (iii) a limited liability company in which such Seller is a manager, member, employee, consultant, advisor or contractor or (iv) a partnership, corporation, limited liability company or association of which such Seller is a member, employee, consultant, contractor, advisor or agent; provided, however, that nothing herein shall prevent the purchase or ownership by such Seller of equity securities of a Competitor that constitute less than one percent (1%) of the outstanding equity securities of such Competitor traded on any national securities exchange if the Seller has no other relationship with such Competitor.

(b) During the Restricted Period, each Seller agrees not to (and shall cause its Affiliates not to) (i) employ or engage, or directly or indirectly solicit, influence or entice, any director, officer, employee, consultant or third party contractor of the Buyer, the Company, or any of their respective direct or indirect subsidiaries to cease his or her relationship with the Buyer, the Company, or any of their respective direct or indirect subsidiaries (other than as a result of such person’s affirmative response to a general recruitment effort carried out through a public solicitation), or (ii) solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Buyer, the Company, or any of their respective direct or indirect subsidiaries from continuing to do business with the Buyer, the Company, or any of their respective direct or indirect subsidiaries at historic or previously planned or intended levels.

(c) Each Seller acknowledges and agrees that the restrictions contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event a determination is made by a governmental authority or arbitrator that any provision of this Section 5.8 constitutes an unreasonable or otherwise unenforceable restriction against any Person subject to such restrictions, the provisions of this Section 5.8 shall be rendered void only to the extent that such determination by a governmental authority or arbitrator finds such provisions to be unreasonable or otherwise unenforceable with respect to such Person and the Parties shall negotiate in good faith to substitute such unreasonable or unenforceable provision with one that would not be deemed unreasonable or otherwise unenforceable.  In this regard, any governmental authority or arbitrator construing this Agreement shall be empowered and is requested to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.8 and to apply the provisions of this Section 5.8 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such governmental authority or arbitrator.  Moreover, notwithstanding the fact that any provision of this Section 5.8 is determined not to be specifically enforceable, the Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Person subject to these restrictions.  The time period during which the prohibitions set forth in this Section 5.8 shall apply shall be tolled and suspended for a period equal to the aggregate time during which a Seller violates such prohibitions in any respect.

(d) Each Seller shall cause such Seller’s Affiliates, officers, directors, managers, employees and agents, as applicable, to comply with the terms and conditions of this Section 5.8 as if they were a party hereto and shall be liable for any breach by any of the foregoing hereof.

5.9 Confidential Information.  As an inducement for the Buyer to enter into this Agreement, each Seller agrees that for the five (5) year period following the Closing date, except in connection with the employment by or a consulting arrangement with, the Company or one of its Affiliates, such Seller shall maintain all Confidential Information in confidence and shall not, directly or indirectly, disclose any Confidential Information to any individual or entity, and such Seller shall not use, directly or indirectly, any Confidential Information for its own benefit or the benefit of any other individual or entity.  Nothing in this Agreement, however, shall prohibit any Seller from disclosing Confidential Information to the extent required by Legal Requirement provided that such Seller shall provide as much advance written notice to the Buyer as possible, shall limit its disclosure to the minimum necessary to comply with its requirements and use reasonable best efforts to cooperate with the Buyer to obtain confidential treatment of disclosed Confidential Information.  “Confidential Information” means any and all information regarding the Company or its business, or any information relating to the Buyer or its Affiliates, to the extent it is not generally available to the public, including the following: (a) information regarding the Company’s operations, assets, liabilities or financial condition; (b) information regarding the Company’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances or purchasing; (c) information regarding the Company’s employees or sales representatives, including their identities, responsibilities, competence and compensation; (d) the Company’s customer lists, customer files or other information regarding their current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (e) information regarding the Company’s current or prospective vendors, suppliers, distributors or other business partners; (f) the Company’s forecasts, projections, budgets and business plans; (g) information regarding the Company’s planned or pending acquisitions, divestitures or other business combinations; (h)  the Company Intellectual Property and other proprietary information related to the business of the Company; (i) technical information, patent disclosures and applications, copyright, applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, software programs, software source documents and formulae, in each case regarding the Company’s current, future or proposed products or services; and (j)  the Company’s website designs, website content, proposed domain names, and data bases.  Information shall not be considered to be generally available to the public if it is made public in violation of this Agreement.  Each Seller shall cause its Affiliates, officers, directors, managers, employees and agents to comply with the terms and conditions of this Section 5.9 as if they were a party hereto and shall be liable for any breach by any of the foregoing hereof.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to purchase the Purchased Interests and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to Closing:

(a) Representations and Warranties True.  Each of the representations and warranties contained in Articles 2 and 3 shall be true and correct in all material respects (other than representations and warranties which are qualified by materiality which shall be true and correct in all respects) at and as of the Closing (except as a result of any event or circumstance contemplated by this Agreement or otherwise approved in writing by the Buyer, and except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).  For the purposes of determining the accuracy of any representation or warranty for the purposes of this Section 6.1, all materiality qualifications contained in such representations or warranties shall be disregarded.

(b) Covenants Performed.  Each Seller and the Company shall each have performed in all material respects, on or before the Closing date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or before the Closing.

(c) No Injunction, Etc.  There shall not be any order of any court of competent jurisdiction or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(d) Resignations.  All officers and directors of the Company shall have delivered resignations in a form satisfactory to the Buyer.

(e) Satisfactory Completion of Due Diligence.  The Buyer's remaining confirmatory due diligence investigation shall have been completed to the reasonable satisfaction of the Buyer.

(f) Related Party Indebtedness; Pay-off Letters.  The Buyer shall have received evidence acceptable to it that all loans, advances and other indebtedness owed to or payable by the Company with any employee or any of the Sellers, or any Affiliate, member, employee or director of the foregoing has been satisfied in full.

6.2 Conditions Precedent to each Seller’s Obligations.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to Closing:

(a) Representations and Warranties True.  Each of the representations and warranties of the Buyer contained in Article 4 shall be true and correct in all material respects at and as of the Closing.

(b) Obligations Performed.  The Buyer shall have performed in all material respects, on or before the Closing date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer on or before Closing.

(c) No Injunction, Etc.  There shall not be any order of any court of competent jurisdiction or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(d) Closing Payments.  The Buyer shall have made the payments contemplated by Section 1.2.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1 Survival.  The representations and warranties contained in this Agreement shall survive the Closing until the twenty-four (24) month anniversary of the Closing (the “Cut-Off Date”); provided however that representations and warranties in Sections 2.1 (Title), 3.1 (Organization, Power and Standing), 3.2 (Power and Authority), 3.3 (Validity and Enforceability), 3.4 (Subsidiaries), 3.6 (Capitalization) and 3.10 (Personal Property) shall survive forever and representations and warranties in Sections 3.9 (Taxes), 3.12 (Intellectual Property), 3.18 (Employees and Compensation), 3.19 (Benefit Plans) and 3.22 (Compliance with Environmental Laws) shall survive until the end of the applicable statute of limitations plus thirty days (or in the event of an audit, investigation, litigation or other action that has been commenced with respect to such matters, until the conclusion of such action).  All representations or warranties that survive for a period beyond the Cut-Off Date are referred to as “Fundamental Representations.”  Except with respect to the Fundamental Representations, no claim for breach of any representation, warranty, pre-Closing covenant or pre-Closing agreement may be brought after the Cut-Off Date, except for claims (a) of which the Representative has been notified in writing with reasonable specificity by the Buyer prior to the Cut-Off Date or (b) of which the Buyer has been notified in writing with reasonable specificity by a Seller or the Representative prior to the Cut-Off Date.  The post-Closing covenants and post-Closing agreements contained in this Agreement shall survive in accordance with their respective terms.

7.2 Indemnification of the Buyer.

(a) Subject to the other terms of this Article 7, from and after the Closing, each Seller agrees to defend and indemnify the Buyer and hold it harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorney’s fees (collectively, “Losses”), (i) jointly and severally for all Losses, incurred by the Buyer that arise or result from (1) any breach of or inaccuracy in any of the representations or warranties contained in this Agreement other than in Article 2 (as modified by the Disclosure Schedule), or (2) the failure of the Company or the Sellers to perform any of their covenants or agreements contained herein, and (ii) severally and not jointly for all Losses incurred by the Buyer that arise or result from any breach of, or inaccuracies in, any of the representations or warranties contained in Article 2 (as modified by the Disclosure Schedule) by such Seller, it being understood, that, for the avoidance of doubt, the indemnification obligations set forth in this Section 7.2(a)(ii) for a breach of any of the representations or warranties contained in Article 2 shall only apply to the Seller who committed such breach.

(b) Notwithstanding anything in this Agreement to the contrary, the Buyer shall be entitled to offset any claims it may have with respect to Section 1.7, Section 5.6 or this Article 7 against any amounts that it is required to pay to the Sellers hereunder (including the Post-Closing Payments).

7.3 Indemnification of Seller.  Subject to the other terms of this Article 7, from and after the Closing, the Buyer agrees to indemnify each Seller and hold each Seller harmless from all Losses incurred by any Seller that arise or result from (a) any breach of any of the Buyer’s representations and warranties or (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein.

7.4 Procedure for Indemnification.

(a) Any party entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor.  The indemnifying party will be relieved of its indemnification obligations hereunder only to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice.  The party from whom indemnification is sought shall respond to each such claim within ten (10) days of receipt of such notice either rejecting responsibility for such defense or electing to assume the defense of such third-party claim and acknowledging that any Losses incurred by the indemnified party that may arise from such third-party claim shall constitute Losses for which the indemnifying party shall be obligated to indemnify the indemnified party hereunder (subject to the limitations described in Section 7.2(b).  No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the later of (i) the expiration of the 10-day response period, or (ii) thirty (30) days following the expiration of the 10-day response period if a response, received within such 10-day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

(b) If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall reasonably cooperate with the indemnifying party and make available to the indemnifying party all pertinent requested information under its control; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its own expense.  In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Sellers or the Representative, as the indemnifying party, that involves any action by the Buyer other than the payment of money which is fully satisfied by the Seller’s obligations hereunder shall not be concluded without the prior written approval of the Buyer, unless such approval is unreasonably withheld, delayed or conditioned; and, provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying party, that involves any action by the Sellers other than the payment of money shall not be concluded without the prior written approval of each of the indemnified Sellers, which approval shall not be unreasonably withheld, delayed or conditioned.  Without limiting the generality of the foregoing, the Buyer will, and the Buyer will cause the employees of the Buyer and the Company to, cooperate at Sellers' expense with the Representative and each Seller in connection with any matter for which any Seller is the indemnifying party.  Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the indemnifying Sellers and/or their counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial, and (iii) providing to the indemnifying Sellers and/or their counsel all information under the control of the Buyer or the Company that is deemed necessary by the indemnifying Sellers and/or their counsel for the defense or prosecution of such matter.

(c)           (i) Notwithstanding the foregoing, if (A) the indemnifying party does not give written notice to the indemnified party within the period specified in Section 7.4(a) stating that the indemnifying party has elected to assume defense of such third-party claim and the indemnifying party acknowledges that any Losses incurred by the indemnified party that may arise from such third-party claim shall constitute Losses for which the indemnifying party shall be obligated to indemnify the indemnified party hereunder, (B) at any time the indemnifying party shall fail to carry out such defense or handling diligently and in such manner as is reasonable under the circumstances, (C) the third-party claim involves such matters as in the good faith judgment of the Buyer may result in a material adverse impact on the business, obligations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise), material customer or supplier relationships or prospects of the Buyer or its Affiliates or (d) the indemnified party has reasonably determined, upon advice of counsel, that having common counsel with the indemnifying party would present such counsel with a conflict of interest or that, upon advice of counsel, there may be legal defenses available to such indemnified party which are different from or in addition to those available to the indemnifying party, then the provisions of Section 7.4(c)(ii) below shall govern.

(ii)           The indemnified party may, at the indemnifying party’s expense, select counsel reasonably satisfactory to the indemnifying party to defend or handle such third-party claim in a manner that is reasonable under the circumstances; provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such third-party claim.  The indemnified party shall not settle such third-party claim without the prior written consent under the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnified party defends or handles such third-party claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense of handling of such third-party claim with its own counsel and at the indemnifying party’s expense.  In addition, in the event that the indemnifying party is not permitted to assume the defense of the third-party claim solely by virtue of clause (D) of subparagraph (c)(i) above, then the indemnifying party shall be permitted to pursue, at its own expense, settlement discussions directly with any other Parties involved in such third-party claim.  Notwithstanding the preceding sentence, the indemnifying party shall not, without the prior written consent of the indemnified party agree to a settlement of any third-party claim, unless (A) the settlement is for monetary damages only for amounts which the Sellers agree to pay, and with respect to claims by any indemnified party provides an unconditional release and discharge of the indemnified Parties, and the indemnified party has no reasonable good faith objection to the form or substance of such discharge and release and (B) the indemnified party shall not have reasonably objected to any such settlement on the grounds that the circumstances surrounding the settlement could adversely impact the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition, financial or otherwise, material, customer or supplier relationships or prospects of the Buyer or its Affiliates or could establish or contribute to a precedential customer practice which could have a material adverse effect on the continuing business interest of the Buyer or its Affiliates.

7.5 Tax Treatment of Indemnity Payments.  To the maximum extent permitted by law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Total Purchase Price for all federal, state, local and foreign Tax purposes, and the Parties agree to file their Tax Returns accordingly.

ARTICLE 8

TERMINATION

8.1 Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Representative and the Buyer;

(b) by the Buyer, if (i) any of the representations and warranties of the Sellers or the Company set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a), or any Seller shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.1(b), and (ii) such breach, failure or misrepresentation is not cured within fifteen (15) days after the Buyer gives the Representative and the Company written notice identifying in reasonably detail such breach, failure or misrepresentation;

(c) by the Representative, if (i) any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), or if the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.2(b), and (ii) such breach, failure or misrepresentation is not cured within fifteen (15) days after the Representative gives the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation;

(d) by either the Representative or the Buyer, if any court or governmental authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale and purchase of the Purchased Interests contemplated by this Agreement; or

(e) by either the Representative or the Buyer, if the Closing has not occurred by April 10, 2015 or such other date, if any, as the Representative and the Buyer may agree in writing; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the party whose willful and knowing failure to fulfill any obligation under this Agreement has contributed materially to the failure of the Closing to occur on or before such date.

8.2 Effect of Termination.

(a) If this Agreement is terminated as provided above, the Parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other Parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its breach of this Agreement and the other Parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

ARTICLE 9

MISCELLANEOUS

9.1 Notices.  Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, two (2) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being sent to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other Parties hereto):

If to the Sellers or, prior to the Closing, the Company, to:

Dank Bottles, LLC
3831 Eudora Way
Denver, CO 80207
Attn: Greg Gamet

If to the Buyer or, after the Closing, the Company, to:

Kush Bottles, Inc.
1800 Newport Circle
Santa Ana, CA 92705
Attn:  Nicholas Kovacevich

9.2 No Waiver.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.3 Amendments and Waivers.  This Agreement may be modified, amended or waived only by a writing signed by the party against whom enforcement thereof is sought.

9.4 Choice of Law and MEDIATION/ARBITRATION.  Notwithstanding every other provision of this Agreement, if a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the Parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. Any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and the Expedited Procedures contained therein if applicable, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If all Parties to the dispute agree, a mediator involved in the Parties mediation may be asked to serve as the arbitrator. The requirements of filing a notice of claim with respect to the dispute submitted to mediation shall be suspended until the conclusion of the mediation process. The arbitrator shall have exclusive authority to resolve any dispute relating to this Agreement including, but not limited to, the interpretation, applicability, enforceability, validity or formation of the Agreement, any claim that all or any part of the Agreement is void or voidable, and any claim arising out of the terms of this Agreement or involving the rights and obligations of the parties hereto or its breach.

a)
If not heard by telephonic means according to the Parties mutual consent, the arbitration hearing shall be held in the City of Irvine, State of California, United States of America. This agreement shall be governed and interpreted in accordance with the laws of the State of California unless otherwise preempted by the Federal Arbitration Act.

b)
At the hearing, any relevant evidence may be presented by either party, and the form rules of evidence applicable to judicial proceedings shall not govern.  Evidence may be admitted or excluded in the sole discretion of the arbitrator.

c)	The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable and within the scope of the applicable law and the agreement of the parties, including injunctive relief.

d)
The administrative costs and attorneys’ fees arising out of  the arbitration and any ancillary judicial proceedings necessarily required in the enforcement of this Agreement shall be borne by the losing party or shall be borne in such proportions as the arbitrator may determine.

9.5 Any proceeding arising out of or relating to this Agreement that cannot be otherwise arbitrated shall be brought in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the Parties to waive any objections to jurisdiction, venue or convenience of forum.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.6 This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the choice of law provisions thereof.  Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the Parties to waive any objections to jurisdiction, venue or convenience of forum.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.7 Binding Effect and Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Representative in the case of a purported assignment by the Buyer, or by the Buyer in the case of a purported assignment by any Seller.

9.8 Integration; Schedules.  This writing, the exhibits and schedules attached hereto and the Disclosure Schedule, embody the entire agreement and understanding among the Parties with respect to this transaction and supersede all prior discussions, understandings and agreements concerning the matters covered hereby.  Information set forth on the Disclosure Schedule shall be deemed to qualify each section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to the Disclosure Schedule), so long as application to such section is reasonably discernible from the reading of such disclosure.  No information set forth on any schedule to the Disclosure Schedule shall be deemed to broaden in any way the scope of any Seller’s or the Company’s representations and warranties.  The inclusion of an item on any schedule to the Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement.  No disclosure in any schedule to the Disclosure Schedule relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

9.9 Counterparts.  This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto notwithstanding that all such Parties have not signed the same counterpart.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.10 Limitation on Scope of Agreement.  If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

9.11 Sellers’ Representative.

9.11.1.1 Each Seller hereby appoints Greg Gamet as its, his, or her Representative (the “Representative”), to be its, his, or her true and lawful attorney-in-fact for all matters in connection with this Agreement, including without limitation, the compromise of any disputes between the Buyer and any Seller relating to the transactions contemplated by this Agreement and to take any other action contemplated to be taken by the Representative hereof.  The power of attorney granted to the Representative appointed hereunder is coupled with an interest and will continue in full force and effect notwithstanding the subsequent death or incapacity of a Seller.  The Representative appointed hereunder will have the power to act on behalf of the Sellers with respect to all matters requiring action by the Sellers or a Seller under this Agreement, including, without limitation, the execution and delivery of any documents contemplated hereby. Greg Gamet hereby accepts such appointment.  In the event of the death, or the incapacity to serve or resignation as the Representative by Greg Gamet, a successor Representative will promptly be appointed by the Sellers and the Sellers will jointly notify the Buyer of such appointment.  The Buyer will be entitled to rely on any communication received from the Representative or his successor without investigation.

9.11.1.2 The Representative shall not be liable to the Sellers for any act taken or omitted by him as permitted under this Agreement and the transactions contemplated hereby, except if such act is taken or omitted in bad faith or by willful misconduct.  The Representative shall also be fully protected against the Sellers in relying upon any written notice, demand or document that he in good faith believes to be genuine.

9.11.1.3 The Sellers agree, severally but not jointly, to indemnify the Representative for, and to hold the Representative harmless against Losses, in an amount equal to his or her Pro Rata Share of the Losses, incurred without willful misconduct or bad faith on the part of the Representative, arising out of or in connection with the Representative’s carrying out its duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending the Representative against any claim of liability with respect thereto.  The Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

9.12	Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.13
No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any third party, any right, remedy or claim under or in respect of this Agreement or any provision hereof.  No employee of the Company shall be a third-party beneficiary or entitled to rely on Section 5.8.

9.14
Further Assurances.  Following the Closing, the Parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

9.15
“Knowledge” Defined.  As used herein, “to the knowledge of the Company,” “to the Company’s knowledge” or any other similar phrase shall mean the actual knowledge of the Sellers, after a reasonable and due inquiry.

9.16
Publicity.  Pending the Closing, none of the Sellers nor the Company shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Buyer, except to the extent required by law, in which case the Buyer shall have the opportunity to review and comment prior to disclosure.

9.17
No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

LA-569522 v8

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

KUSH BOTTLES, INC.

By:

Name:

Title:

SELLERS:

Justin Jones

Greg Gamet

Frank Falconer

Bryan Sullivan

Dank Bottles, LLC

By:
Name:
Title:

EXHIBIT A
MEMBERS AND SCHEDULE OF PAYMENTS

Cash payment

Seller	Interests	Pro Rata Share (Cash)
Justin Jones	40%	$109,489.83
Bryan Sullivan	20%	$54,744.92
Greg Gamet	40%	$109,489.83

3,500,000 shares of common stock issued upon close

Seller	Interests	Pro Rata Share (Stock)
Justin Jones	37.5%	1,312,500
Bryan Sullivan	20%	700,000
Greg Gamet	37.5%	1,312,500
Frank Falconer	5%	175,000

POST CLOSING PAYMENTS

Period	Justin Jones (40%)	Bryan Sullivan (20%)	Greg Gamet (40%)
July 31, 2015	$10,000	$5,000	$10,000
August 31, 2015	$3,333	$1,667	$3,333
September 30, 2015	$3,333	$1,667	$3,333
October 31, 2015	$3,333	$1,667	$3,333
November 30, 2015	$3,333	$1,667	$3,333
December 31, 2015	$3,333	$1,667	$3,333
January 31, 2016	$3,333	$1,667	$3,333
February 29, 2016	$3,333	$1,667	$3,333
March 31, 2016	$3,333	$1,667	$3,333
April 30, 2016	$3,333	$1,664	$3,333

EXHIBIT B

CASH PAYMENT FOR NET ASSETS

[Missing Graphic Reference]

SCHEDULE 3.8 – DISCLOSURE SCHEDULE

•	Schedule 3.9 – Leases
•	Schedule 3.10 – Intellectual Property
•	Schedule 3.11 – Material Contracts
•	Schedule 3.12 – Licenses and Permits
•	Schedule 3.13 – List of Employees
•	Schedule 3.14 – Employee Benefit Plans
•	Schedule 3.15 to 3.17 – Not Used
•	Schedule 3.18 – Non Qualified Deferred Compensation Plans
•	Schedule 3.19 – Insurance Policies
•	Schedule 3.20 – Brokers
•	Schedule 3.21 – Customers and Suppliers

SCHEDULE 3.9 – LEASES

Commercial Sub-Lease Agreement between Dank Bottles, LLC and Elm Properties LLC for property located at: 3831 Eudora Way, Denver, CO 80207

SCHEDULE 3.10 – INTELLECTUAL PROPERTY

The Company has no intellectual property.

SCHEDULE 3.11 – MATERIAL CONTRACTS

The Company has no active material contracts with parties other than Kush Bottles, Inc.

SCHEDULE 3.12 – LICENSES and PERMITS

•	City of Durango Sales Tax License

SCHEDULE 3.13 – EMPLOYEE LIST

[Missing Graphic Reference]

SCHEDULE 3.14 – Employee Benefit Plans

Employer sponsored medical benefit plan through Kaiser.

SCHEDULE 3.18 – NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company has no non-qualified deferred compensation plans.

SCHEDULE 3.19 – INSURANCE POLICIES

General Liability, Property, Auto, and Worker's Compensation
SCHEDULE 3.20 – BROKERS

•	Venbrook Insurance
•	Barrett Bartels

SCHEDULE 3.21 – CUSTOMERS and SUPPLIERS

•	Two customers (the Green Solution and Strainwise) each represent over 5% of gross revenues for the period from January 1, 2014 to April 10, 2015

•	Kush Bottles, Inc, supplier, represnted over 5% of inventory purchases for the period from January 1, 2014 to April 10, 2015.